Exhibit 10.9

ATHENE HOLDING LTD.
2019 SHARE INCENTIVE PLAN
Restricted Share Award Notice (Performance-Based Vesting)
[Participant Name]
You have been awarded a restricted share award with respect to Class A common shares of Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), pursuant to the terms and conditions of the Athene Holding Ltd. 2019 Share Incentive Plan (the “Plan”) and the Restricted Share Award Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Restricted Share Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Shares Subject to Award:
[Number of Awards Granted] Class A common shares, par value $0.001 per share, of the Company, which are subject to the terms and conditions of the Plan and this Agreement (the “Restricted Shares”). You agree to allow the Company to deduct the Purchase Price from any amount then or thereafter payable by the Company to you, as a condition to receipt of the Restricted Shares. The “Purchase Price” is $0.001 per Restricted Share. The actual number of Restricted Shares that shall vest shall be based on the attainment of the applicable Performance Measures and your continued employment through the Vesting Date, each as described below.

The number of Restricted Shares that would vest (subject to your continued employment through the Vesting Date) if the Company achieves the target level of performance with respect to the Performance Measures is 66.66% of the Restricted Shares (the “Target Restricted Shares”). The following table shows the percentage of the Target Restricted Shares in which you will vest, in accordance with the Vesting Conditions and with respect to the Performance Measures (as described below):

If the Company achieves the following level of performance:	Then, you will become vested in the following percentage of the Target Restricted Shares:
Minimum	50%
Target	100%
Maximum	150%

If the Company achieves a level of performance between any two performance levels in the above table, you will vest in a percentage of the Target Restricted Shares that will be determined based on linear interpolation between the applicable performance levels.
Any Restricted Shares subject to the portion of the award that does not become vested due to the failure of the Company to achieve the performance measures at the maximum level of performance shall be forfeited and transferred to the Company (or its assignee or nominee).

Grant Date:	[Grant Date]

Performance Period:	The three (3) consecutive fiscal years of the Company beginning on January 1, 20[__].

Performance Measures:
With respect to 33.33% of the Restricted Shares, the Performance Measure will be based on the average Adjusted Operating Return on Equity for the Performance Period (calculated as the simple average of the Adjusted Operating Return on Equity for each fiscal year of the Company included in the Performance Period) (the “ROE Performance Measure”). With respect to another 33.33% of the Restricted Shares, the Performance Measure will be based on the cumulative Adjusted Operating Income over the Performance Period (the “Operating Income Performance Measure”). With respect to the final 33.34% of the Restricted Shares, the Performance Measure will be based on the Adjusted Book Value Per Share as of the end of the Performance Period (the “Adjusted Book Value Performance Measure”).

For this purpose, Adjusted Operating Return on Equity, Adjusted Operating Income and Adjusted Book Value Per Share have the same meanings as disclosed in the Company’s financial statements and reports filed with the U.S. Securities Exchange Commission (the “SEC”); provided, however, that any one or all three may be amended or adjusted to reflect changes in law or accounting principles.

Exhibit 10.9

Vesting Conditions:
Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Subsidiaries, the number of Restricted Shares shall vest, if at all, on the February 28th immediately following the end of the Performance Period (the “Vesting Date”), based on the attainment of the Performance Measures during the Performance Period as set forth below, and provided that you have not had a Termination of Relationship prior to the Vesting Date. The number of Restricted Shares that vest upon the attainment of Performance Measures between Minimum, Target and Maximum performance levels shall be determined by interpolation between the applicable performance levels.

Applicable Performance Measures	If the Company attains the following level of performance,	Then, you will become vested in the following percentage of Target Restricted Shares subject to the applicable Performance Measure
With respect to the 33.33% of the Restricted Shares subject to the ROE Performance Measure	Minimum of [___]%	50%
	Target of [___]%	100%
	Maximum of [___]%	150%

With respect to the 33.33% of the Restricted Shares subject to the Operating Income Performance Measure	Minimum of $[___]	50%
	Target of $[___]	100%
	Maximum of $[___]	150%

With respect to the 33.34% of the Restricted Shares subject to the Adjusted Book Value Per Share Performance Measure	Minimum of $[___]	50%
	Target of $[___]	100%
	Maximum of $[___]	150%

If you experience a Termination of Relationship before the Vesting Date for any reason, the Award shall be forfeited and shall be canceled by the Company, except as follows:

1)
Death or Disability. If your Termination of Relationship is due to your death or Disability (as defined below), the Award shall become immediately and fully vested, at the target level of performance, as of the effective date of such Termination of Relationship with respect to the Restricted Shares; provided, however, if you experience a Termination of Relationship due to death or Disability following the conclusion of the Performance Period but prior to the Vesting Date, the Award shall become vested based on the actual level of performance measured through the end of the Performance Period, as calculated above;

2)
Retirement. If your Termination of Relationship is due to your Retirement (as defined below), the Performance Period shall continue through the last day thereof and you shall be eligible for a prorated Award based on actual performance as set forth in the table above and shall be prorated based on the number of days that have elapsed between the first day of the Performance Period and the date of your Termination of Relationship relative to the total number of days in the Performance Period; and

3)
Change in Control. If your Termination of Relationship occurs within eighteen (18) months following a Change in Control and is due to (i) an involuntary termination by the Company without Cause (as defined below) or (ii) a resignation by you for Good Reason (as defined below), the Award shall become vested, at the target level of performance, as of the effective date

Exhibit 10.9

of such Termination of Relationship with respect to the Restricted Shares; provided, however, if you experience such a Termination of Relationship following the conclusion of the Performance Period but prior to the Vesting Date, the Award shall become vested based on the greater of

Exhibit 10.9

(a) target level of performance and (b) actual level of performance measured through the end of the Performance Period, as calculated above.
For the avoidance of doubt, any portion of the Award that does not become vested on the Vesting Date (or, if earlier, as of the date of your Termination of Relationship pursuant to the paragraphs (1), (2) or (3) above) shall be forfeited and canceled by the Company immediately thereafter.

Definitions:	For purposes of this Agreement, the following definitions shall apply:

1)
“Cause” means: (i) if at the time of termination you are a party to a written employment agreement with the Company, any of its Subsidiaries or the Asset Management Company which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a Termination of Relationship by the Company, any of its Subsidiaries or the Asset Management Company based on (A) your commission of a felony or a crime of moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (B) your commission of a willful and material act of dishonesty involving the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates; (C) your material non-curable breach of the your obligations under the Plan, this Agreement or any other agreement entered into between you and the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates; (D) your breach of the Company’s policies or procedures (or the policies or procedures of any of its Subsidiaries, the Asset Management Company or any of the Company’s or their respective Affiliates which are applicable) that causes material harm to the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any of their business reputations; (E) your willful misconduct or gross negligence which causes material harm to the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any of their business reputations; (F) your violation of a fiduciary duty of loyalty to the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates that causes material harm to the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any of their business reputations; (G) your knowing attempt to obstruct or knowing failure to cooperate with any investigation authorized by the Company, any of its Subsidiaries, the Asset Management Company, any of their respective Affiliates or any governmental or self-regulatory entity; (H) your disqualification or bar by any governmental or self-regulatory authority or the loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your duties to the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates; (I) any directive made by any governmental or self-regulatory authority to terminate your services; or (J) your failure to cure a material breach of your obligations under the Plan, this Agreement or any other agreement entered into between you and the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates within 30 days after written notice of such breach. For the avoidance of doubt, the termination of your service with the Company, any of its Subsidiaries, the Asset Management Company or any of their respective Affiliates for Cause shall constitute Cause under this Agreement.

2)
“Disability” means: (i) if at the time of termination you are party to a written employment agreement with the Company, any of its Subsidiaries or the Asset Management Company which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a physical or mental impairment which, as reasonably determined by the Committee, renders you unable to perform the essential functions of your employment with your employer, even with reasonable accommodation that does not impose an undue hardship on your employer, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

3)
“Good Reason” means: (i) if at the time of termination you are a party to a written employment agreement with the Company, any of its Subsidiaries or the Asset Management Company which defines such term, the meaning given in such employment agreement; and (ii) in all other cases, a Termination of Relationship by you following: (A) a reduction of greater than 10% in your annual base salary or bonus potential under any bonus plan maintained by the Asset Management Company (if you are employed by the Asset Management Company), the Company or any of its Subsidiaries that employs you (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive); or (B) any material adverse change in your title, authority, duties, or responsibilities or the assignment to you of any duties or responsibilities inconsistent in any material respect with those customarily

Exhibit 10.9

associated with your position; provided, however, that none of the events described in the foregoing clauses (A) and (B) shall constitute Good Reason unless you shall have notified the Company in writing describing the events which constitute Good Reason within 45 days after the occurrence of such events and then only if the relevant employer shall have failed to cure such events within 60 days after the Company’s receipt of such written notice.

4)
“Retirement” means: a Termination of Relationship other than for Cause on or after your attainment of age 60 with at least five (5) consecutive years of employment or service with the Company or its affiliates immediately prior to your Retirement.

Exhibit 10.9

ATHENE HOLDING LTD.

Name: James R. Belardi
Title: CEO, Athene Holding Ltd.

Acknowledgment, Acceptance and Agreement:
By signing below and returning this Award Notice to Athene Holding Ltd. at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of the Agreement and the Plan.

[Electronic Signature]
______________________________
[Participant Name]
______________________________
[Acceptance Date]

Athene Holding Ltd.
c/o Athene Employee Services, LLC
Attn: Kristi Burma, EVP of Human Resources
7700 Mills Civic Parkway
West Des Moines, IA 50266-3862

Exhibit 10.9

ATHENE HOLDING LTD.
2019 SHARE INCENTIVE PLAN
Restricted Share Award Agreement
Athene Holding, Ltd., a Bermuda exempted company limited by shares (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the “Grant Date” (as defined in the Award Notice), pursuant to the provisions of the Athene Holding Ltd. 2019 Share Incentive Plan (the “Plan”), a restricted share award (the “Award”) with respect to the number of the Company’s Class A common shares, par value $0.001 per share (the “Common Shares”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth below, in the Award Notice and in the Plan.  Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Award Subject to Acceptance of Agreement.  The Award shall be null and void unless Holder shall accept this Agreement by executing it in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement pursuant to procedures established by the Committee). By acceptance of this Award, Holder shall be deemed to appoint, and does so appoint by execution of the Award Notice, the Company and each of its authorized representatives as Holder’s attorney(s) in fact to (a) effect any transfer to the Company of the Common Shares subject to this Award (the “Restricted Shares”) that are forfeited to the Company and (b) execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.
2.    Restriction Period and Vesting.  Except as otherwise provided in this Agreement, the Award shall vest in accordance with the vesting conditions set forth in the Award Notice. Upon the forfeiture of any Restricted Shares, such forfeited Restricted Shares shall be automatically transferred to the Company (without consideration) as of the date of such forfeiture, without any action by Holder. The Company may exercise its powers under the Plan and this Agreement and take any other action necessary or advisable to evidence such transfer.
3.    Rights as a Shareholder. Holder shall not have any rights of a shareholder with respect to the Restricted Shares, including the right to vote, until such time as the Restricted Shares have become vested in accordance with Section 2; provided, however, that in the event the Company declares a dividend or other distribution with respect to Restricted Shares subject to this Award after the Grant Date, such dividend or other distribution shall be (a) deposited with the Company and held for the benefit of Holder, (b) subject to the same restrictions as the Restricted Shares with respect to which such dividend or other distribution was made and (c) delivered to Holder only upon the vesting of such Restricted Shares. If Holder forfeits any unvested Restricted Shares, Holder shall also forfeit any payments related to any dividends or other distributions otherwise deliverable in connection with the forfeited Restricted Shares.
4.    Issuance and Delivery of Shares. The Company shall issue the Restricted Shares in book entry form, registered in the name of Holder with notations regarding the applicable restrictions on transfer imposed under the Plan and this Agreement until the Restricted Shares subject to the Award have become vested. The Company may hold the Restricted Shares in a Company controlled account until the Restricted Shares have vested. Promptly after the date any Restricted Shares become vested pursuant to Section 2, the Company shall remove the applicable notations regarding restrictions imposed by the Plan and/or this Agreement on the transfer of the Restricted Shares. Except as set forth in Section 6, the Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance. Holder shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.
5.    Transfer Restrictions and Investment Representations.
5.1.    Nontransferability of Restricted Shares and Award. Neither the Award nor any Restricted Shares subject to this Award may be transferred by Holder other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Committee or, to the extent permitted by the Committee, to a trust or entity established for estate planning purposes. Except as permitted by the foregoing sentence, neither the Award nor any Restricted Shares subject to this Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award or any Restricted Shares subject to the Award, the Award and all rights hereunder shall immediately become null and void.
5.2.    Investment Representation. Holder hereby represents and covenants that (a) any Common Shares acquired pursuant to the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any vesting of any shares hereunder or

Exhibit 10.9

(y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to the delivery to Holder of any Common Shares subject to the Award, Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents that the Committee shall in its sole discretion deem necessary or advisable.
6.    Additional Terms and Conditions
6.1.    Withholding Taxes.
(a)As a condition precedent to the delivery of the Restricted Shares or any certificates evidencing the Restricted Shares (or the removal of the restrictive notations or legends on such shares or certificates) upon vesting of the Restricted Shares, Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the vesting of the Award. If Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Holder.
(b)Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by a cash payment to the Company or, if applicable, authorizing the Company to withhold from the number of Restricted Shares that would otherwise be delivered to Holder upon vesting of such Restricted Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments. Withholding may also be satisfied by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Shares having an aggregate Fair Market Value on the Tax Date equal to the Required Tax Payments or any combination of the methods described in this Section 6.1(b). Common Shares to be delivered or withheld may not have a Fair Market Value in excess of the Required Tax Payments calculated using the highest statutory rates in the relevant jurisdictions, provided that the withholding rate does not have an adverse accounting impact on the Company. Any fraction of a Common Share that would be required to satisfy any such obligation shall be rounded up to the nearest whole number. No Common Share or certificate representing a Common Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.
6.2.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation or applicable successor guidance) that causes the per share value of a Common Share to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of the Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
If any such adjustment is made to the Restricted Shares, the restrictions applicable to the Restricted Shares will continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Shares” shall include “Restricted Property,” unless the context otherwise requires) received with respect to such Restricted Shares. Such Restricted Property shall vest at such times and in such proportion as the Restricted Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof, if such Restricted Shares had remained outstanding.
6.3.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Common Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action incidental thereto is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Common Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.
6.4.    Awards Subject to Clawback and Reduction for 280G. The Award and any Common Shares, other securities, cash or other property delivered pursuant to the Award or otherwise (including any payment, benefit or distribution of any type to or for the benefit of Holder that is paid, payable, provided or to be provided, distributed or distributable pursuant to any other agreement, arrangement, plan or program) are subject to (a) forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy in effect as of the Grant Date or that the Company may adopt from time to time as required by applicable law, including without limitation any such policy that the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder and (b) reduction pursuant to the Company’s Policy on Limitations of Benefits Contingent Upon a Change in Control, in effect as of the Grant Date, to avoid the potential adverse tax consequences that may be imposed on the Company or Holder pursuant to Section 280G and/or Section 4999 of the Code.
6.5.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company, the Asset Management Company or any of their Subsidiaries or affiliates or affect in any manner the right of the Company, the Asset Management Company or any of their Subsidiaries or affiliates to terminate the employment of any person at any time.

Exhibit 10.9

6.6.    Decisions of Board or Committee. The Committee (or Board, as applicable) shall have the right to resolve all questions that may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee (or Board, as applicable) regarding the Plan, the Award Notice or this Agreement shall be final, binding and conclusive.
6.7.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
6.8.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Athene Holding Ltd., c/o Athene Employee Services, LLC, Attn: Kristi Burma, EVP of Human Resources, 7700 Mills Civic Parkway, West Des Moines, IA 50266-3862, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.9.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.10.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. Holder hereby acknowledges receipt of a copy of the Plan.
6.11.    Entire Agreement. This Agreement, including the Award Notice, and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.
6.12.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
6.13.    Amendment and Waiver. The provisions of this Agreement may not be amended without the written consent of Holder if such amendment would materially impair Holder’s rights under this Agreement. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
6.14.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
7.    Protective Covenants.
7.1.    Confidential Information.
(a)     Holder shall not disclose or use at any time any Confidential Information (as defined below) of which Holder is or becomes aware, whether or not such information is developed by Holder, except to the extent that such disclosure or use is directly related to and required by Holder’s performance in good faith of duties for the Company, its Subsidiaries, the Asset Management Company or their respective Affiliates. Holder shall take all appropriate steps to safeguard Confidential Information in Holder’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Holder shall deliver to the Company upon Holder’s Termination of Relationship, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company, its Subsidiaries, the Asset Management Company or any of their respective Affiliates that Holder may then possess or have under his or her control. Notwithstanding the foregoing, Holder may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company, its Subsidiaries, the Asset Management Company or their respective Affiliates in connection with their businesses, including, but not limited to, information, observations and data obtained by Holder while providing services to the Company, its Subsidiaries, the Asset Management Company, their respective Affiliates or any predecessors thereof (including those obtained prior to the date hereof) concerning (i) the business or affairs of the Company, its Subsidiaries, the Asset Management Company or their respective Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes,

Exhibit 10.9

whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by Holder in breach of this Agreement) in a form generally available to the public prior to the date Holder proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(b)    Holder understands that nothing contained in this Agreement limits Holder’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Holder further understands that this Agreement does not limit Holder’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Holder’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
7.2.    Restriction on Competition.
(a)     Holder acknowledges that, in the course of his or her service with the Company, its Subsidiaries, the Asset Management Company and/or their predecessors (the “Protected Companies”), he or she has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his or her services have been and will be of special, unique and extraordinary value to the Protected Companies. Holder agrees that if Holder were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for Holder not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, Holder will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Agreement, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business on the date of Holder’s Termination of Relationship (provided that as of the date of Holder’s Termination of Relationship, to the knowledge of Holder, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the twelve (12) month period following the date of Holder’s Termination of Relationship). For purposes of this Agreement, “Competing Business” means a Person that at any time during Holder’s period of service has competed, or any time during the twelve (12) month period following the date of Holder’s Termination of Relationship begins competing with the Protected Companies anywhere in the Restricted Area and in the business of (i) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (ii) reinsuring closed blocks of existing business, (iii) managing investments held by ceding companies pursuant to funds withheld coinsurance contracts with its affiliates, (iv) managing investments in the life insurance industry, or (v) any significant business conducted by the Protected Companies as of the date of Holder’s Termination of Relationship and any significant business the Protected Companies conduct in the twelve (12) month period after Holder’s Termination of Relationship (provided that as of the date of Holder’s Termination of Relationship, to the knowledge of Holder, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Agreement, “Restricted Period” means Holder’s period of service until his or her Termination of Relationship, and thereafter through and including: (A) twelve (12) months following Holder’s Termination of Relationship with respect to any Holder with a title of CEO, President or EVP at the time of the Termination of Relationship; (B) nine (9) months following Holder’s Termination of Relationship with respect to any Holder with a title of SVP at the time of the Termination of Relationship and (C) six (6) months following Holder’s Termination of Relationship with respect to any Holder with a title of VP at the time of the Termination of Relationship.
(b)     Nothing herein shall prohibit Holder from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation that is publicly traded, so long as Holder has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or affiliate of a Competing Business if such subsidiary, division or affiliate is not itself engaged in a Competing Business and Holder does not provide services to, or have any responsibilities regarding, the Competing Business.
7.3.    Non-Solicitation of Employees and Consultants. During Holder’s period of service and for a period of twelve (12) months after the date of Holder’s Termination of Relationship, Holder shall not directly or indirectly through any other Person (a) induce or attempt to induce any employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (b) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.

Exhibit 10.9

7.4.    Non-Solicitation of Customers. During Holder’s period of service and for a period of twelve (12) months after the date of Holder’s Termination of Relationship, Holder shall not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, ceding companies, associates, consultants, agents, or partners of the Protected Companies to divert their business away from the Protected Companies, and Holder will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any of their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.
7.5.    Understanding of Covenants. Holder represents and agrees that he or she (a) is familiar with and carefully considered the foregoing covenants set forth in this Section 7 (together, the “Restrictive Covenants”), (b) is fully aware of his or her obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (d) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (e) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 7 regardless of whether Holder is then entitled to receive severance pay or benefits from any of the Protected Companies. Holder understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Protected Companies, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of or other service provider to the Company and as otherwise provided hereunder to clearly justify such restrictions that, in any event (given his or her education, skills and ability), Holder does not believe would prevent him or her from otherwise earning a living. Holder agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of Holder.
7.6.    Enforcement. Holder agrees that Holder’s services are unique and that he or she has access to Confidential Information. Accordingly, Holder agrees that a breach by Holder of any of the Restrictive Covenants would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, Holder agrees that in the event of any breach or threatened breach of any provision of this Section 7, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 7, as the case may be, or require Holder to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 7, if and when final judgment of a court of competent jurisdiction is so entered against Holder. Holder further agrees that the applicable period of time any Restrictive Covenant is in effect following the date of Holder’s Termination of Relationship, as determined pursuant to the foregoing provisions of this Section 7, shall be extended by the same amount of time that Holder is in breach of any Restrictive Covenant.